Ex. 99.1
XPEL Reports Record Revenue of $102.2 Million in Second Quarter 2023 With Gross Margin of 43.0%

San Antonio, TX – August 9, 2023 – XPEL, Inc. (Nasdaq: XPEL) a global provider of protective films and coatings, today announced results for the quarter ended June 30, 2023.

Second Quarter 2023 Highlights:

•Revenues increased 21.9% to $102.2 million in the second quarter.

•Gross margin percentage improved to 43.0% in the second quarter, a new high for the Company.

•Net income grew 32.3% to $15.7 million, or $0.57 per share, compared to $11.9 million, or $0.43 per share, in the same quarter of 2022.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 30.5% to $22.4 million, or 21.9% of revenues compared to $17.2 million in second quarter 2022.1
First Six Months Highlights:

•Revenues increased 20.8% to $188.1 million in the first six months of 2023.

•Gross margin percentage improved to 42.5% in the first six months of 2023.

•Net income grew 37.9% to $27.2 million, or $0.98 per share, compared to $19.7 million, or $0.71 per share, in the first six months of 2022.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 36.0% to $39.5 million, or 21.0% of revenues compared to $29.1 million in first six months of 2022.1

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We had another solid quarter and reached a significant milestone with quarterly revenue exceeding $100 million for the first time in the Company’s history. Consumer recognition for the long-term value of protective films is increasingly moving beyond the enthusiast market and we’re focused on continuing to introduce the XPEL brand to a broader segment of automotive dealerships and auto buyers.”

For the Quarter Ended June 30, 2023:

Revenues. Revenues increased approximately $18.3 million or 21.9% to $102.2 million as compared to $83.9 million in the second quarter of the prior year.

Gross Margin. Gross margin was 43.0% compared to 39.3% in the second quarter of 2022.

Expenses. Operating expenses increased to $23.8 million, or 23.3% of sales, compared to $17.2 million, or 20.5% of sales in the prior year period.

Net income. Net income was $15.7 million, or $0.57 per basic and diluted share, versus net income of $11.9 million, or $0.43 per basic and diluted share in the second quarter of 2022.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $22.4 million, or 21.9% of sales, as compared to $17.2 million, or 20.5% of sales in the prior year.1

For the Six Months Ended June 30, 2023:

Revenues. Revenues increased approximately $32.3 million or 20.8% to $188.1 million as compared to $155.8 million in the first half of the prior year.

Gross Margin. Gross margin was 42.5% compared to 39.0% in the first half of 2022.

Expenses. Operating expenses increased to $44.8 million, or 23.8% of sales, compared to $34.9 million, or 22.4% of sales in the prior year period.

Net income. Net income was $27.2 million, or $0.98 per basic and diluted share, versus net income of $19.7 million, or $0.71 per basic and diluted share in the first half of 2022.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $39.5 million, or 21.0% of sales, as compared to $29.1 million, or 18.7% of sales in the prior year.1

1See reconciliation of non-GAAP financial measures below.

Conference Call Information

The Company will host a conference call and webcast today, August 9, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s second quarter 2023 results.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 695070

A replay of the teleconference will be available until September 8, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 48731.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

1See reconciliation of non-GAAP financial measures below.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Without limitation, the risks and uncertainties affecting XPEL are described in XPEL’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: xpel@imsinvestorrelations.com

XPEL Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Product revenue	$80,906	$67,040	$148,214	$125,137
Service revenue	21,331	16,850	39,864	30,617
Total revenue	102,237	83,890	188,078	155,754

Cost of Sales
Cost of product sales	49,557	44,227	91,737	82,421
Cost of service	8,686	6,680	16,388	12,633
Total cost of sales	58,243	50,907	108,125	95,054
Gross Margin	43,994	32,983	79,953	60,700

Operating Expenses
Sales and marketing	8,147	5,906	14,824	12,218
General and administrative	15,656	11,328	30,010	22,696
Total operating expenses	23,803	17,234	44,834	34,914

Operating Income	20,191	15,749	35,119	25,786

Interest expense	338	322	860	542
Foreign currency exchange loss	32	457	21	462

Income before income taxes	19,821	14,970	34,238	24,782
Income tax expense	4,080	3,068	7,064	5,076
Net income	$15,741	$11,902	$27,174	$19,706

Earnings per share
Basic	$0.57	$0.43	$0.98	$0.71
Diluted	$0.57	$0.43	$0.98	$0.71
Weighted Average Number of Common Shares
Basic	27,619	27,613	27,617	27,613
Diluted	27,631	27,613	27,629	27,613

XPEL Inc.
Condensed Consolidated Balance Sheets
(In thousands except per share data)

	(Unaudited)	(Audited)
	June 30, 2023	December 31, 2022
Assets
Current
Cash and cash equivalents	$14,298	$8,056
Accounts receivable, net	23,983	14,726
Inventories	82,714	80,575
Prepaid expenses and other current assets	4,660	3,464
Total current assets	125,655	106,821
Property and equipment, net	15,523	14,203
Right-of-use lease assets	15,161	15,309
Intangible assets, net	30,590	29,294
Other non-current assets	1,138	972
Goodwill	28,594	26,763
Total assets	$216,661	$193,362
Liabilities
Current
Current portion of notes payable	$—	77
Current portion of lease liabilities	3,871	3,885
Accounts payable and accrued liabilities	31,194	22,970
Income tax payable	331	470
Total current liabilities	35,396	27,402
Deferred tax liability, net	1,481	2,049
Other long-term liabilities	1,176	1,070
Borrowings on line of credit	13,000	26,000
Non-current portion of lease liabilities	12,300	12,119
Total liabilities	63,353	68,640
Commitments and Contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,620,027 and 27,616,064 issued and outstanding and outstanding, respectively	28	28
Additional paid-in-capital	11,730	11,073
Accumulated other comprehensive loss	(1,448)	(2,203)
Retained earnings	142,998	115,824
Total stockholders’ equity	153,308	124,722
Total liabilities and stockholders’ equity	$216,661	$193,362

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Income	15,741	11,902	27,174	19,706
Interest	338	322	860	542
Taxes	4,080	3,068	7,064	5,076
Depreciation	1,058	839	2,030	1,596
Amortization	1,211	1,054	2,372	2,131
EBITDA	22,428	17,185	39,500	29,051